UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NATIONAL PENN BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	23-2215075 (IRS Employer Identification No.)

Philadelphia and Reading Avenues, Boyertown, PA 19512 (Address of Principal Executive Offices) (Zip Code)

NATIONAL PENN BANCSHARES, INC.
CAPITAL ACCUMULATION PLAN
(Full title of the plan)

Scott V. Fainor President and Chief Executive Officer
National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, PA 19512
(Name and address of agent for service)

(800) 822-3321
(Telephone number, including area code, of agent for service)

____________________________________________________
Copies to:

H. Anderson Ellsworth
Group Executive Vice President, Chief Legal Officer
National Penn Bank
P. O. Box 547
Boyertown, PA 19512
____________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filed, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock (without par value)	2,000,000 shares	$ 10.30	$20,600,000	$2,653.28

(1)
In accordance with Rule 416, this Registration Statement shall also register an indeterminate number of additional shares of the Registrant’s common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions, as provided by the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h)(1), based on the average of the high and low sale prices of the Common Stock on the Nasdaq Global Select Market tier of the Nasdaq Stock Market on November 4, 2013.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 will be sent or given to employees, officers, directors, or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by National Penn Bancshares, Inc. (the “Registrant”) with the Commission are incorporated by reference in this Registration Statement:

(a) The Annual Report on Form 10-K of the Registrant for the year ended December 31, 2012.

(b) All other reports filed by the Registrant pursuant to sections 13(a) or 15(d) of the Securities
Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2012.

(c) The description of the Registrant’s common shares which is contained in the Registration
Statement on Form 8-A of the Registrant dated February 24, 1983, including any amendment thereto, filed pursuant to the Exchange Act.

All documents subsequently filed by the Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. To the extent that any information contained in any report, or any exhibit thereto, was or is furnished, rather than filed with, the Commission, such information is specifically not incorporated by reference in this document.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Certain legal matters in connection with the Plan have been passed upon for the Registrant by H. Anderson Ellsworth, Group Executive Vice President and Chief Legal Officer of the Registrant. As of November 8, 2013, Mr. Ellsworth owned, directly or indirectly, 99,851 shares of the Registrant’s common stock (including shares held in Mr. Ellsworth’s 401(k) account), options for 18,436 shares of the Registrant’s common stock and 24,622 shares of the Registrant’s common stock pursuant to unvested restricted stock awards.

Item 6.    Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, with the approval of a corporation’s shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to act unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The Registrant’s bylaws provide for (1) indemnification of directors, officers, employees, and agents of the Registrant and of its subsidiaries, and (2) the elimination of a director’s liability for monetary damages, each to the full extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Registrant.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

3.1
Articles of Incorporation, as amended, of National Penn Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 to National Penn’s Report on Form 8-K dated April 24, 2009, as filed on April 24, 2009.)

3.2
Bylaws, as amended and restated, of National Penn Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 to National Penn's Report on Form 8-K dated September 25, 2013, as filed on September 30, 2013.)

3.3
Statement with Respect to Shares, filed by National Penn Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 to National Penn’s Report on Form 8-K dated October 27, 2009, as filed on November 2, 2009.)

4.1
National Penn Bancshares, Inc. Capital Accumulation Plan, as amended. (Incorporated by reference to Exhibit 4.6 to National Penn’s Registration Statement No. 333-158890 on Form S-8, as filed on April 29, 2009).

5.1	Opinion re: Legality and Consent of H. Anderson Ellsworth, chief legal officer of the Registrant.
23.1	Consent of KPMG LLP.
23.2	Consent of H. Anderson Ellsworth, chief legal officer of the Registrant (included in Exhibit 5.1).
24.1	Power of Attorney.

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated herein by reference;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated herein by reference;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Boyertown, Commonwealth of Pennsylvania, on this 8th day of November, 2013.

NATIONAL PENN BANCSHARES, INC.
(Registrant)

By:	/s/ Scott V. Fainor
Scott V. Fainor
President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title

/s/ Thomas A. Beaver	Director and Chairman	November 8, 2013
Thomas A. Beaver

/s/ Scott V. Fainor	Director, President and	November 8, 2013
Scott V. Fainor	Chief Executive Officer

/s/ Jeffrey P. Feather	Director	November 8, 2013
Jeffrey P. Feather

/s/ Donna D. Holton	Director	November 8, 2013
Donna D. Holton

/s/ Thomas L. Kennedy	Director	November 8, 2013
Thomas L. Kennedy

/s/ Patricia L. Langiotti	Director	November 8, 2013
Patricia L. Langiotti

/s/ Christian F. Martin IV	Director	November 8, 2013
Christian F. Martin IV

/s/ Michael E. Martin	Director	November 8, 2013
Michael E. Martin

/s/ R. Chadwick Paul	Director	November 8, 2013
R. Chadwick Paul

/s/ Natalye Paquin	Director	November 8, 2013
Natalye Paquin

/s/ C. Robert Roth	Director	November 8, 2013
C. Robert Roth

/s/ Wayne R. Weidner	Director	November 8, 2013
Wayne R. Weidner

/s/ Michael J. Hughes	Senior Executive Vice President	November 8, 2013
Michael J. Hughes	and Chief Financial Officer (Principal Financial Officer)

/s/ Stephen C. Lyons	Senior Vice President and	November 8, 2013
Stephen C. Lyons	Chief Accounting Officer (Principal Accounting Officer)

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly organized, in the Borough of Boyertown, Commonwealth of Pennsylvania, on this 8th day of November, 2013.

NATIONAL PENN BANCSHARES, INC. CAPITAL ACCUMULATION PLAN
By: National Penn Bancshares, Inc. as Plan Administrator

By:	/s/ Scott V. Fainor
Scott V. Fainor
President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit

3.1
Articles of Incorporation, as amended, of National Penn Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 to National Penn’s Report on Form 8-K dated April 24, 2009, as filed on April 24, 2009.)

3.2
Bylaws, as amended and restated, of National Penn Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 to National Penn's Report on Form 8-K dated September 25, 2013, as filed on September 30, 2013.)

3.3
Statement with Respect to Shares, filed by National Penn Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 to National Penn’s Report on Form 8-K dated October 27, 2009, as filed on November 2, 2009.)

4.1
National Penn Bancshares, Inc. Capital Accumulation Plan, as amended. (Incorporated by reference to Exhibit 4.6 to National Penn’s Registration Statement No. 333-158890 on Form S-8, as filed on April 29, 2009).

5.1	Opinion re: Legality and Consent of H. Anderson Ellsworth, chief legal officer of the Registrant.
23.1	Consent of KPMG LLP.
23.2	Consent of H. Anderson Ellsworth, chief legal officer of the Registrant (included in Exhibit 5.1).
24.1	Power of Attorney.